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                                                                    EXHIBIT 2(d)

                              INVESTMENT AGREEMENT

         This Investment Agreement, dated as of July 24, 1995 (the "Investment Agreement"), is entered into by and between Harvest Financial Corp., an Iowa corporation ("Issuer"), and Firstar Corporation, a Wisconsin corporation ("Recipient").

                              W I T N E S S E T H:

         WHEREAS, Issuer, Recipient and a subsidiary of Recipient have entered into an Agreement and Plan of Reorganization, dated as of July 24, 1995 (the "Reorganization Agreement"), which agreement is being executed by the parties hereto simultaneously with this Investment Agreement;

         WHEREAS, as a condition to Recipient's entry into the Reorganization Agreement and in consideration for such entry, Issuer has agreed to issue to Recipient, on the terms and conditions set forth herein, an Option (as defined below) entitling Recipient to purchase certain shares of Issuer's Common Stock, $1.00 par value (Issuer's Common Stock being hereinafter referred to as "Common Stock"); and

         WHEREAS, Recipient has expressly indicated to Issuer that it would not be willing to enter into the Reorganization Agreement and consummate the transactions contemplated thereby without the benefit of this Investment Agreement and the Option.

         NOW, THEREFORE, in consideration of the execution of the Reorganization Agreement and the premises herein contained, Issuer and Recipient agree as follows:

         1. Grant of Option. Concurrently with the execution of the Reorganization Agreement, Issuer shall issue to Recipient an Option or Options appropriately completed in the form of Attachment A hereto (the "Option," which term used herein includes any Options issued upon transfer or exchange of the original Option or pursuant to Section 7 or 8 of this Investment Agreement) to purchase 19.99% of the outstanding shares of Common Stock before giving effect to the exercise of the Option; provided, however, that such number of shares shall be reduced by the number of shares, if any, beneficially owned by Recipient as of the date of the exercise. The Option shall be exercisable at a price of $22.00 per share of Common Stock, subject to adjustment as provided in the Option (the "Exercise Price"), and shall be exercisable only in
accordance with Section 2 below.    Notwithstanding anything contained
herein or in the Option to the contrary, upon the exercise of the Option by Recipient or any subsequent permitted transferee ("Holder"), the Holder shall be prohibited from retaining consideration for shares of Common Stock from any Person (whether in a single transaction or any number of transactions) in an amount greater than $1,700,000 in the aggregate, plus the aggregate Exercise Price (the





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"Limit").  In the event that the Holder receives, in one or more transactions, in the aggregate consideration for the Common Stock in an amount in excess of the Limit, such amount shall be (i) deemed to be held in constructive trust by the Holder for the benefit of Issuer and (ii) immediately paid from the Holder to Issuer in the form received. Each certificate evidencing such shares of Common Stock received by the Holder pursuant to the exercise of the Option shall bear a legend in form and substance acceptable to Issuer to the effect that such shares are subject to the Limit as set forth in this Agreement. Issuer shall at all times maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as are issuable upon exercise of the Option without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock. Issuer represents and warrants that it has duly authorized the issuance of shares of Common Stock upon exercise of the Option and covenants that the shares of Common Stock issued upon exercise of the Option shall be duly authorized, validly issued and fully paid and nonassessable and subject to no preemptive rights. Issuer and Recipient represent to each other that this Investment Agreement has been authorized by all necessary corporate action and the execution, delivery and performance of this Investment Agreement do not, and the consummation of the transactions contemplated hereby by it will not, constitute (a) a breach or violation of any judgment, decree, order, governmental permit or license or agreement, indenture or instrument of it or to which it is subject, which breach, violation or default would have a material adverse effect on the financial condition, results of operations, business or prospects of it and its subsidiaries, taken as a whole, or enable any party to enjoin the transactions contemplated hereby or (b) a breach or violation of, or a default under, its articles of incorporation or by-laws or the certificate or articles of incorporation or by-laws of its subsidiaries; and the consummation of the transaction contemplated hereby will not require any consent or approval of any other party to any such agreement, indenture or instrument other than any required approvals of applicable regulatory authorities for the exercise of the Option (or as otherwise herein provided). The Option and the shares of Common Stock for which the Option is exercisable are hereinafter collectively referred to as the "Option Securities."

         Certificates for shares of Common Stock delivered hereunder may be endorsed with a restrictive legend that shall read as follows:

         "The transfer of the shares represented by this certificate is
         subject to    certain provisions of an agreement between the
         registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereunder without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect





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that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

         2. Conditions to Exercise or Transfer. Recipient will not sell, assign, transfer or exercise the Option without the written consent of Issuer, except upon the occurrence of one or more of the following events prior to the termination of this Agreement:

             (a) A Transaction Proposal (as defined below) shall have occurred; or

             (b) (i) the Board of Directors of Issuer (A) shall have withdrawn, modified or amended in any respect its approval or recommendation of the Reorganization Agreement of the transactions contemplated thereby, or (B) shall not at the appropriate time have recommended or shall have withdrawn, modified or amended in any respect its recommendation that its shareholders vote in favor of the Reorganization Agreement, or (C) shall not have included such recommendation in the Prospectus/Proxy Statement (as defined in the Reorganization Agreement), or
    (ii) the Board of Directors of Issuer shall have resolved to do any of the foregoing.

As used in this Investment Agreement,

         (i) Person" shall mean any individual, firm, corporation, or other entity and shall include any syndicate or group of persons deemed to be a "person" by Section 13(d)(3)(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (ii) "Transaction Proposal" shall mean (A) a bona fide tender offer or exchange offer for at least 25% of the then outstanding shares of any class of capital stock of Issuer which shall have been publicly proposed to be made or shall have been commenced or made by any Person (excluding Recipient or any of its Subsidiaries or Affiliates), (B) any Person (other than Recipient or any subsidiary thereof) shall have filed an application under the Bank Holding Company Act of 1956, as amended, the Home Owners Loan Act, as amended, the Federal Deposit Insurance Act, as amended, or the Change in Bank Control Act, as amended, with respect to the acquisition by such person of any shares of capital stock of Issuer; (C) a merger, consolidation or other business combination with Issuer, or with Harvest Savings Bank, F.S.B. (the "Bank"), shall have been effected by any Person, or an agreement relating to any such transaction shall have been entered into, (D) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of Issuer's





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consolidated assets (including stock of  the Bank), or all or a substantial part of the assets of the Bank, to any Person (other than Recipient) shall have been effected, or any agreement relating to such transaction shall have been entered into, (E) the acquisition by any Person (other than (1) Recipient or any of its Subsidiaries or Affiliates (other than in a fiduciary capacity for third parties) or (2) any of Issuer's Subsidiaries in a fiduciary capacity for third parties, none of whom beneficially owns or would come to beneficially own 10% or more of the outstanding shares of any class of the capital stock of Issuer) of Beneficial Ownership (within the meaning of Rule 13d-3 under the Exchange Act, which will be deemed for purposes hereof to provide that a Person beneficially owns any shares of the capital stock of Issuer that may be acquired by such person pursuant to any right, option, warrant or other agreement, regardless of when such acquisition would be permitted by the terms thereof) of 10% or more of the outstanding shares of any class of the capital stock of Issuer (including capital stock currently beneficially owned by such Person) or, if such Person currently beneficially owns 10% or more of the outstanding shares of any class of capital stock of Issuer, of any additional shares of the capital stock of Issuer (other than pursuant to such Person's rights and obligations as of the date hereof under options outstanding under the Harvest Financial Corp. 1989 Stock Option Plan), (F) the acquisition by any Person (other than (1) Recipient or any of its Subsidiaries or Affiliates (other than in a fiduciary capacity for third parties) or (2) any of Issuer's Subsidiaries in a fiduciary capacity for third parties, none of whom beneficially owns or would come to beneficially own 50% or more of the outstanding shares of any class of the capital stock of Issuer) of Beneficial Ownership of 50% or more of the outstanding shares of any class of the capital stock of Issuer (including capital stock currently beneficially owned by Such Person.), (G) any reclassification of securities or recapitalization of Issuer or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of Issuer which is owned by any Person (excluding Recipient or any of its Subsidiaries or Affiliates) shall have been effected, or any agreement relating to such transaction shall have been entered into or plan with respect thereto adopted, (H) any transaction having an effect similar to those described in (A) through (G) above, or (I) a public announcement with respect to a proposal, plan or intention by Issuer or another Person (excluding Recipient or any of its Subsidiaries or Affiliates) to effect any of the foregoing transactions, provided, however, that in the case of the events described in clauses (A), (B), (E) and (I) in this definition, and events described in clause (H) having an effect similar to those described in clauses (A), (B) and (E) (the "Events"), such Events shall not constitute a "Transaction Proposal" hereunder unless after the occurrence of any such Event, either (x) the Board of Directors of Harvest (1) recommends such Event to its shareholders for acceptance; (2) fails to undertake such acts as Firstar reasonably requests to oppose such Event (provided that Harvest not incur significant legal expense); or (3) fails to recommend approval of the Reorganization Agreement to Harvest's shareholders; or (y) Harvest's shareholders shall have failed to approve the Reorganization Agreement at a meeting duly called for such purpose; and provided, further, that any transaction contemplated by the Reorganization Agreement (other than transactions contemplated by Section 5.01(g), Section 5.02(f) or the exception clause in Section 5.14(b) in the Reorganization Agreement) shall be specifically exempt from the definition of "Transaction Proposal";





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         (iii)   "Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries (A) owns beneficially, in excess of 10% of the voting capital stock of any other Person or (B) controls, is controlled by, or is under common control with, another Person; and

         (iv) "Subsidiary" shall mean any corporation or other organization, whether incorporated or unincorporated (A) of which a party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interest of which held by such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or
(B) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

         3. Registration Rights - Grant. If at any time within the Exercise Period defined in Section 1 of the Option, Issuer shall receive a written request therefor from Recipient, Issuer shall prepare, file and keep current a shelf registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the Option Securities, and shall use its best efforts to cause such registration statement to become effective and remain current for a period of 90 days from the effective date of such registration statement; provided, however, that Issuer shall not be obligated to have more than two such registration statements become effective at Recipient's request. Without the written consent of Recipient, neither Issuer nor any other holder of securities of Issuer (other than any other holder who as of the date hereof has a contractual right to do so) may include other securities in such registration statement.

         4. Registration Rights - Procedure. If and whenever Issuer is required by the provisions of Section 3 to effect the registration of its securities under the Securities Act, Issuer will:

             (a) Prepare and file with the Securities and Exchange Commission (the "SEC") such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement current during the period it is effective;

             (b) Furnish to Recipient and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as Recipient or such underwriters may reasonably request in order to facilitate the public offering of such securities;





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             (c)              Use its best efforts to register or qualify the
    securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as Recipient or such underwriters may reasonably request;

             (d) Notify Recipient, promptly after Issuer shall receive notice thereof, of the time when such registration statement has become effective or a supplement or amendment to any prospectus forming a part of such registration statement has been filed;

             (e) Notify Recipient promptly of any request by the SEC for the amendment or supplementation of any such registration statement or prospectus or for additional information;

             (f) Prepare and file with the SEC, promptly upon the request of Recipient, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for Recipient and Issuer, are required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Option Securities by Recipient during the period the registration statement is effective;

             (g) Prepare and promptly file with the SEC such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statement or omissions pertaining to Issuer if, at the time when a prospectus relating to Issuer's securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which such prospectus then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statement therein, in the light of the circumstances in which they were made, not misleading;

             (h) Advise Recipient, promptly after it shall receive notice or obtain knowledge, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

             (i) At the request of Recipient, furnish on the date or dates provided for in the underwriting agreement: (1) an opinion or opinions of the counsel representing Issuer for the purpose of such registration, addressed to the underwriters and to Recipient, covering such matters as such underwriter and Recipient may reasonably request and are customarily covered by Issuer's counsel at that time; and (2) a letter or letters from the independent certified public accountants of Issuer, addressed to the underwriters and to Recipient, covering such matters as such





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    underwriters of Recipient may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of Issuer included or incorporated by reference in the registration statement or any amendment or supplement thereto comply in all material respects with applicable accounting requirements of the Securities Act.

         5. Registration Rights - Fees. With respect to registrations requested pursuant to Section 3, Issuer shall bear the following fees, costs and expenses with respect to the first registration: all registration, filing and NASD fees, printing and engraving expenses, fees and disbursements of counsel and accountants for Issuer, and all legal fees and disbursements and other expenses of Issuer to comply with state securities or blue sky laws in which the securities to be offered are to be registered or qualified. Recipient shall bear all such costs in the second registration. Fees and disbursements of counsel and accountants for Recipient, underwriting discounts and commissions and transfer taxes for Recipient and any other expenses incurred by Recipient shall be borne by Recipient in both registrations.

         6. Registration Rights - Indemnification. (a) Issuer will indemnify and hold harmless Recipient, any underwriter (as defined in the Securities Act) for Recipient, and each person, if any, who controls Recipient or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which Recipient or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses arise out of or are caused by any untrue statement or alleged untrue statement of material fact contained in such registration statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Issuer will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission so made in conformity with information furnished by Recipient, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

                 (b) Recipient will indemnify and hold harmless Issuer, any underwriter (as defined in the Securities Act), and each person, if any, who controls Issuer or such underwriter (within the meaning of the Securities Act) from and against any and all losses, damages, liabilities, costs or expenses to which Issuer or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses arises out of or are caused by an untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arise out of





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or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances in which they were made, not misleading; provided, however, that Issuer will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission so made in conformity with information furnished by Recipient, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

                 (c) Promptly after receipt by an indemnified party pursuant to the provisions of subsection (a) or (b) of this Section 6 of any claim in writing or of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party pursuant to the provisions of subsection (a) or (b), promptly notify the indemnifying party of the receipt of such claim or notice of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise hereunder. In case such action is brought against any indemnified party and it notified the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of subsection
(a) or (b) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonably costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

                 (d) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and/or prevent any statement or omission, and any other equitable considerations appropriate under the





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circumstances.  Recipient and Issuer agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation even if the underwriters and Recipient as a group were considered a single entity for such purpose.

        7. Resale of Option to Issuer. Subject to applicable regulatory restrictions, from and after the date on which an event described in Section 2 of this Investment Agreement (a "Trigger Event") occurs, at the request of the holder of the Option (the "Holder"), Issuer shall repurchase for cash the Option from the Holder at a price (the "Option Repurchase Price") equal to (i)
(x) the Market/Offer Price (as hereinafter defined) less the Exercise Price (as defined in the Option), multiplied by (y) the number of shares of Common Stock for which the Option is then exercisable (the "Conversion Number") or (ii) in the event of the sale of all or any substantial part of the assets of Issuer (or all or any substantial part of the assets of any of Issuer's Subsidiaries), the Conversion Number multiplied by the excess of (x) (I) the sum of (A) the price paid or agreed to be paid for such assets, and (B) the current market value of the remaining assets net of remaining liabilities, of Issuer, as determined by a recognized investment banking firm selected by the Holder and acceptable to Issuer, divided by (II) the number of shares of Common Stock then outstanding, over (y) the Exercise Price. Notwithstanding anything contained herein or in the Option to the contrary, the Option Repurchase Price shall not exceed $1,700,000.

         The term "Market/Offer Price" means the highest of (i) the highest price per share of Common Stock at which a tender offer or exchange offer has been made, (ii) the highest price per share of Common Stock paid or agreed to be paid therefor by any third party pursuant to an agreement with Issuer and
(iii) the highest last reported sale price per share for shares of Common Stock within the three-month period immediately preceding the date the Holder or Owner, as the case may be, gives notice of a required repurchase pursuant to this Section 7. In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and acceptable to Issuer.

        The Holder may exercise its right to require Issuer to repurchase the Option pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, the Option accompanied by a written notice or notices stating that the Holder elects to require Issuer to repurchase the Option in accordance with the provisions of this Section 7. For the Option to be repurchased, such notice must be presented within 30 days of the later of a) the date on which a Trigger Event occurs, and b) receipt by Holder of notice from Issuer of the occurrence of such an event, (the "Exercise Period"). As promptly as practicable, and in any event within five business days after the surrender of the Option and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price therefor or the portion thereof which Issuer is not then prohibited under applicable law and regulation from so delivering.





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         To the extent that Issuer is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Option in full, Issuer shall immediately so notify the Holder and thereafter shall deliver or cause to be delivered, from time to time, to the Holder, the portion of the Option Repurchase Price, as to which it is no longer so prohibited; provided, however, to the extent that Issuer is at the time, and after the expiration of 25 months, so prohibited from delivering to the Holder, the Option Repurchase Price, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable), Issuer shall deliver to the Holder a new Option evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the Option may at such time be exercised by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof (if any) theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and Issuer shall have no further obligation to repurchase such new Option; and provided, further, that upon receipt of such notice from Issuer and until five days thereafter the Holder may revoke its notice of repurchase of the Option by written notice to Issuer at its principal office stating that the Holder elects to revoke its election to exercise its right to require Issuer to repurchase the Option, whereupon Issuer will promptly deliver to the Holder the Option surrendered to Issuer for purposes of such repurchase and Issuer shall have no further obligation to repurchase such Option.

         Upon the occurrence of a Trigger Event, Issuer shall promptly notify the Holder of such event; and promptly compute the Option Repurchase Price and furnish to the Holder a certificate, signed by a principal financial officer of Issuer, setting forth the Option Repurchase Price and the basis and computation thereof.

         8. Additional Options. In the event that Issuer issues any additional shares of Common Stock pursuant to outstanding stock options or any convertible securities (other than Common Stock issued in connection with the exercise hereof), Issuer shall issue additional Options to Recipient, such additional Options to be exercisable for a number of shares of Common Stock equal to 19.99% of the number of additional shares of Common Stock so issued. Such additional Options shall be identical to the Option.

         9. Governmental Approvals. Recipient will not exercise the Option to purchase shares of Common Stock to the extent that the aggregate number of shares of Common Stock purchased upon exercise of the Option and the number of shares of Common Stock as to which Recipient and its affiliates, directly or indirectly, including in a fiduciary capacity, have the sole or shared power to vote or direct the vote or sole or shared power to dispose of or direct the disposition thereof exceeds 4.99% of the issued and outstanding shares of Common Stock after giving effect to the exercise of the Option unless it has received all required approvals for such exercise. In the event Recipient or Issuer receives a written notice from the Board of Governors of the Federal Reserve System or the Office of Thrift Supervision to the effect that the Option or the Investment Agreement is in violation of the Bank Holding Company Act of 1956, as amended,





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or the Home Owners' Loan Act, as amended or other applicable law or regulation,
Issuer and Recipient agree to amend the Option and the Investment Agreement in a manner necessary to bring the Option and the Investment Agreement into compliance with the applicable law. Such amendment shall contain such terms as are reasonably determined by Recipient to comply with applicable law.

         10. Termination. This Agreement shall terminate in accordance with Section 8 of the Option. Notwithstanding anything to the contrary herein, in the event that Recipient (including any of its Affiliates or Subsidiaries) or any other Holder is a Person engaging in a Transaction Proposal (other than the transactions contemplated by the Reorganization Agreement), then the Option held by it shall immediately terminate and be of no further force or effect.

         11. Transfer. Neither of the parties may transfer or assign any of its rights or obligations under this Investment Agreement, or the Option, without the express written consent of the other party, except that in the event a Trigger Event shall have occurred prior to the termination of this Agreement, Recipient, subject to the express provisions hereof and the Option, may assign in whole or in part its rights and obligations hereunder during the Exercise Period.

         12.     Miscellaneous.

         (a) Specific Performance. Without limiting the foregoing to any remedies available to Recipient, it is specifically acknowledged that Recipient would not have an adequate remedy at law for any breach of this Investment Agreement and will be entitled to specific performance of the obligations of Issuer under, and injunctive relief against actual or threatened violations of the obligations of Issuer pursuant to, this Investment Agreement.

         (b) Assignment; Parties in Interest. This Investment Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but, except as expressly provided herein, shall not be assigned by the parties hereto, by operation of law or otherwise, without the prior written consent of the other party. Nothing in this Investment Agreement, expressed or implied, is intended to confer upon any person other than the parties to this Investment Agreement and their respective successors and assigns any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Investment Agreement.

         (c) Entire Agreement. This Investment Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by Issuer or Recipient or by any officer or officers of such parties relating to the transactions contemplated hereunder. This Investment Agreement constitutes the entire agreement by the respective parties relating to the transactions contemplated hereunder, and there are no agreements or commitments with respect to such transactions except as set forth herein.

         (d) Captions and Counterparts. The captions in the Investment Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Investment Agreement. This Investment Agreement may be executed in several counterparts, each of which together shall constitute one in the same instrument.

         (e) Governing Law. This Investment Agreement shall be construed and interpreted in accordance with the laws of the State of Iowa.

         (f) Notices. All notices given hereunder shall be in writing (including a telecopy) and shall be mailed by first class mail, postage prepaid, or sent by facsimile transmission or by nationally recognized overnight delivery service, addressed as follows:

(i)      If to Recipient to:

         Firstar Corporation
         Attention:  Jon H. Stowe, Executive Vice President
         777 East Wisconsin Avenue
         Milwaukee, WI  53202
         Telecopy: (414) 765-4349

         with a copy to:

         Firstar Corporation
         Attention:  Howard H. Hopwood III, Senior
           Vice President & General Counsel
         777 East Wisconsin Avenue
         Milwaukee, WI  53202
         Telecopy: (414) 765-6111

         (b)     if to Issuer to:

                 Harvest Financial Corp.
                 Attention:  Samuel H. Deaver, President
                 2560 Dodge Street
                 Dubuque, IA 52001
                 Telecopy:  (319) 557-3261

                 with a copy to:

                 Housley Goldberg Kantarian & Bronstein, P.C.
                 Attention:  Gary R. Bronstein
                 1220 19th Street, N.W., Suite 700
                 Washington, D.C. 20036
                 Telecopy:  (202) 822-0140

         A party may change its address for notice purposes by written notice to the other party hereto.


         IN WITNESS WHEREOF, the parties hereto have caused this Investment Agreement to be duly executed as of the date first above written.


FIRSTAR CORPORATION

[SEAL]

By:________________________________



Attest:____________________________



HARVEST FINANCIAL CORP.

[SEAL]

By:_____________________________________

Attest:  _______________________________

                                  ATTACHMENT A

THIS OPTION AND THE COMMON STOCK ISSUABLE ON EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

THIS OPTION IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING RESTRICTIONS ON TRANSFER, SET FORTH IN A CERTAIN INVESTMENT AGREEMENT DATED AS OF JULY 24, 1995, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF HARVEST FINANCIAL CORP. THE INVESTMENT AGREEMENT ALSO SETS FORTH LIMITS ON (i) THE AMOUNT OF CONSIDERATION PERMITTED TO BE RETAINED BY THE HOLDER UPON SALE OF THE SHARES OF COMMON STOCK RECEIVED UPON EXERCISE OF THE OPTION AND (ii) THE REPURCHASE PRICE OF THE OPTION.

                                     OPTION

to Purchase up to 19.99% of the outstanding shares of Common Stock of Harvest Financial Corp.

         This is to certify that, for value received, Firstar Corporation ("Recipient") or any subsequent transferee (Recipient or such transferee, the "Holder") is entitled to purchase, subject to the provisions of this Option and the Investment Agreement (as hereinafter defined), from Harvest Financial Corp. ("Issuer"), at any time on or after the date hereof, 19.99% of the outstanding shares of Common Stock (the Common Stock"), $1.00 par value, of Issuer at a price of $22.00 per share, subject to adjustment as provided herein (the "Exercise Price"); provided, however, that such number of shares shall be reduced by the number of shares, if any, beneficially owned by Recipient as of the date of the exercise. This Option is transferable only in accordance with the Investment Agreement.

         1. Exercise of Option. Subject to the provisions hereof and the limitations set forth in of the Investment Agreement of even date herewith by and between Recipient and Issuer (the "Investment Agreement") (including but not limited to Section 2 thereof) annexed to and forming part of an Agreement and Plan of Reorganization of even date herewith between Recipient and Issuer (the "Reorganization Agreement"), this Option may be exercised in whole or in part, at any time or from time to time within the Exercise Period, as defined below. This Option shall be exercised by presentation and surrender hereof to Issuer at the principal office of Issuer, accompanied by (a) a written notice of exercise, (b) except as provided below in this paragraph payment to Issuer, for the account of Issuer, of the Exercise Price for the number of shares of Common Stock specified in such notice and (c) a certificate of the Holder stating the event or events that have occurred which entitle the Holder to exercise this Option. For this Option to be exercisable, the written notice of exercise must be presented within 30 days of the later of a) the date on which a Trigger Event, as defined in the Investment Agreement occurs, or b) receipt by

Holder of notice from Issuer of the occurrence of such a Trigger Event. If prior notification or approval of the OTS, the Federal Reserve Board or any other regulatory agency is required in connection with the exercise of the Option and purchase of shares of Common Stock thereunder, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and tendering of the payment of the Exercise Price required hereunder shall be delayed until 5 business days after the date on which any such applicable regulatory notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have expired. The parties acknowledge that such delay of payment shall not be deemed to have voided or otherwise adversely affected the otherwise valid exercise of this Option. At the time required herein for payment, the Exercise Price for the number of shares of Common Stock specified in the notice shall be payable in immediately available funds by wire transfer to a bank account designated by Issuer.

         Upon such presentation, surrender and payment, Issuer shall issue promptly (and within one business day if requested by the Holder) to the Holder or its assignee, transferee or designee the shares of Common Stock to which the Holder is entitled hereunder.

         If this Option should be exercised in part only, Issuer shall, upon surrender of this Option for cancellation, execute and deliver a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock purchasable hereunder. Upon receipt by Issuer of the Option, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to this Section 1 in the name of the Holder or its assignee, transferee or designee.

         Certificates for shares of Common Stock delivered hereunder may be endorsed with a restrictive legend that shall read as follows:

         "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereunder without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

         2. Reservation of Shares; Preservation of Rights of Holder. Issuer agrees (a) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, terms or conditions to be observed or performed hereunder or under the Investment Agreement by Issuer, (b) that it will use its best efforts to take all action (including (i) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. section 18a and regulations promulgated thereunder and (ii) in the event, under the Bank Holding Company Act of 1956, as amended, the Change in Bank Control Act, as amended, the Federal Deposit Insurance Act, as amended, or the Home Owners' Loan Act, as amended, or other applicable law or regulation prior approval of the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision or any other bank or savings institution regulator ("Regulator") is necessary before this Option may be exercised, cooperating fully with the Holder in preparing such applications and providing such information to the Regulator as the Regulator may require) in order to permit the Holder to exercise this Option and Issuer duly and effectively to issue shares of its Common Stock hereunder, and (c) that it will promptly take all action necessary to protect the rights of the Holder against dilution as provided herein.

         3. Fractional Shares. Issuer shall not be required to issue fractional shares of Common Stock upon exercise of this Option but shall pay for each such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         4. Exchange, Transfer or Loss of Option. This Option is exchangeable or, subject to Section 2 of the Investment Agreement, transferable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Issuer for other Options of different denominations entitling the Holder to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. The term "Option" as used herein includes any Options for which this Option may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification and upon surrender and cancellation of this Option, if mutilated, Issuer will execute and deliver a new Option of like tenor and date. Any such new Option executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Option so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

         5. Adjustment. The number of shares of Common Stock purchasable upon the exercise of this Option and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 5; provided, however, that in no event shall the number of shares for which the option is exercisable exceed 19.99% of Issuer's issued and outstanding Common Stock.

         (a) (i) In case Issuer shall pay or make a dividend or other stock distribution on any class of capital stock of Issuer in Common Stock, the number of shares of Common Stock purchasable upon exercise of this Option shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the date following such distribution.

         (ii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the number of shares of Common Stock purchasable upon exercise of this Option at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the number of shares of Common Stock purchasable upon exercise of this Option at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

         (iii) The reclassification of Common Stock into securities (other than Common Stock) and/or cash and/or other consideration shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number or amount of securities and/or cash and/or other consideration outstanding immediately thereafter, and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, within the meaning of clause (ii) above.

         (iv) Issuer may make such increases in the number of shares of Common Stock purchasable upon exercise of this Option, in addition to those required by this subsection (a), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

         (b) Whenever the number of shares of Common Stock purchasable upon exercise of this Option is adjusted as herein provided, the Exercise Price shall be adjusted by a fraction in which the numerator is equal to the number of shares of common Stock purchasable prior to the adjustment and the denominator is equal to the number of shares of Common Stock purchasable after the adjustment.

         (c) For the purpose of this Section 5, the term "Common Stock" shall include any shares of Issuer of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of Issuer and which is not subject to redemption by Issuer.

         6. Notice. Whenever the number of shares of Common Stock for which this Option is exercisable is adjusted as provided in Section 5, Issuer shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of Issuer, setting forth the number of shares of Common Stock for which this Option is exercisable as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective.

         7. Rights of the Holder. (a) Without limiting the foregoing or any remedies available to the Holder, it is specifically acknowledged that the Holder would not have an adequate remedy at law for any breach of this Option and will be entitled to specific performance, and injunctive relief against actual or threatened violations, of the obligations of any Person subject to this Option.

         (b) Except as provided in Section 1, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in Issuer.

         8. Termination. This Option and the rights conferred hereby shall terminate upon the earliest to occur of (a) the Effective Time (as defined in the Reorganization Agreement); (b) the termination of the Reorganization Agreement by Harvest pursuant to Section 10.01 (a) (ii) thereof; (c) the termination of the Reorganization Agreement by mutual agreement of the parties;
(d) the termination of the Reorganization Agreement in accordance with its terms upon the failure of the conditions set forth in Sections 8.01(b), (c),
(e) or (f) or 8.03(c), (d), (e), (f) or (h) thereof, provided that such failure has not been caused by a breach of the Reorganization Agreement by Harvest, (e) the expiration of 3 months after the termination of the Reorganization Agreement in accordance with its terms pursuant to Section 10.01(iii) thereof, provided that such failure (i) has not been caused by the breach of the Reorganization Agreement by Harvest and (ii) has not been preceded by a Trigger Event, or (f) the expiration of 12 months after termination of the Reorganization Agreement (other than terminations described in clauses (b), (c), (d) or (e)). Notwithstanding anything to the contrary herein, in the event that the Recipient (including any of its Affiliates or Subsidiaries) or any other Holder is a Person engaging in a Transaction Proposal (as defined in the Investment Agreement, but other than the transactions contemplated by the Reorganization Agreement), then the Option held by it shall immediately terminate and be of no further force or effect.

         9. Governing Law. This Option shall be construed and interpreted in accordance with the laws of the State of Iowa.


Dated:  July 24, 1995

[SEAL]

                           HARVEST FINANCIAL CORP.


                           By: ____________________________________

                           Attest: ________________________________


\
Executed - July 21, 1995




6